                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                           Filed by the Registrant /X/
                 Filed by a Party other than the Registrant / /

                           Check the appropriate box:

                         / / Preliminary Proxy Statement
        / / Confidential, for Use of the Commission Only (as permitted by
                                Rule 14a-6(e)(2))
                         / / Definitive Proxy Statement
                       /X/ Definitive Additional Materials
         / / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                          SPECIAL DEVICES, INCORPORATED
                (Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant):

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share

2)   Aggregate number of securities to which transaction applies:  6,279,382

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $34.00

4)   Proposed maximum aggregate value of transaction: $213,498,988

5)   Total fee paid: $42,699.80

/X/  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:

                          SPECIAL DEVICES, INCORPORATED
                        16830 West Placerita Canyon Road
                            Newhall, California 91321
                                 (805) 259-0753

                                December 3, 1998



Dear Special Devices Stockholder:

         We previously sent you a Proxy Statement dated November 11, 1998 relating to a Special Meeting of Stockholders of Special Devices, Incorporated ("SDI") to be held at 16830 West Placerita Canyon Road, Newhall, California, on Thursday, December 10, 1998 at 10:00 a.m., local time. As described in the Proxy Statement, the Special Meeting was called to allow SDI stockholders to consider and vote upon the adoption of Amendment No. 1, dated as of October 27, 1998 ("Amendment No. 1"), to the Merger Agreement (the "Merger Agreement"), dated as of June 19, 1998 and amended and restated as of August 17, 1998 (the Merger Agreement, as amended by Amendment No. 1, the "Amended Merger Agreement"). The Amended Merger Agreement provides for the acquisition of SDI by SDI Acquisition Corp., a newly-formed company organized by J.F. Lehman & Company, Inc.

         As a result of developments since the time of the mailing of the Proxy Statement, we are providing you with the attached supplement to the Proxy Statement (the "Supplement"), which includes additional information for your consideration of Amendment No. 1.

         Your vote is important, and we urge you to give the Proxy Statement and this Supplement your immediate attention. You have already received a proxy card on which you can vote, and you may have already returned the card. HOWEVER, WE HAVE ENCLOSED A SECOND PROXY CARD (AND A RETURN ENVELOPE) FOR YOUR USE, IN CASE YOU HAVE MISPLACED THE PROXY PREVIOUSLY SENT OR YOU WISH TO CHANGE YOUR VOTE. IF YOU HAVE ALREADY VOTED YOUR PROXY AND YOU DO NOT WISH TO CHANGE YOUR VOTE, YOU DO NOT NEED TO RETURN THIS SECOND PROXY CARD.

         On behalf of the Board of Directors, we thank you for your support and urge you to vote FOR adoption of Amendment No. 1.

                                              Sincerely,

                                              /S/ THOMAS F. TREINEN
                                              ----------------------------------
                                              Thomas F. Treinen
                                              Chairman of the Board of Directors

                                  SUPPLEMENT TO
                     PROXY STATEMENT DATED NOVEMBER 11, 1998

         This is a Supplement to the Proxy Statement dated November 11, 1998 (the "Proxy Statement"). This Supplement contains additional information for your consideration of Amendment No. 1 to the Merger Agreement. The capitalized terms used in this Supplement and not defined herein shall have the meanings ascribed them in the Proxy Statement.

STOCKHOLDER LITIGATION

         As reported in the August Proxy Statement and the Proxy Supplement to the August Proxy Statement (both of which are attached as Appendices B and C, respectively to the Proxy Statement), three purported stockholder class action lawsuits were filed in the Delaware Court of Chancery challenging the Merger. These lawsuits alleged, among other things, that the directors of SDI violated their fiduciary duties to SDI by failing to obtain sufficient consideration for the Merger and by failing to disclose material information in the Proxy Statement.

         On November 30, 1998, SDI learned of a fourth purported stockholder class action lawsuit filed in the Delaware Court of Chancery challenging the Merger. The lawsuit, filed by Paul Packer, purportedly on behalf of himself and other stockholders of SDI as of October 15, 1998, is brought against J. Nelson Hoffman, Jack B. Watson, Thomas F. Treinen, Samuel Levin, Donald A. Bendix, John
M. Cuthbert, Robert S. Ritchie, and SDI. The lawsuit essentially charges the individual defendants with breaching their fiduciary duties to the public stockholders of SDI by allegedly failing to obtain adequate consideration for the Merger. The Complaint alleges, INTER ALIA, that the terms of the merger are unfair, that the consideration to be paid to the public shareholders of SDI is unfair, inadequate and substantially below the fair market value of the company, that the individual defendants failed to take steps to enhance SDI's value, that they failed to effectively expose the company in the marketplace, and that they are favoring their own interests at the expense of the public stockholders. SDI has just been served with the Complaint and the individual defendants have not yet been served. Management disputes all of plaintiff's material allegations and believes that this lawsuit, like the three previously-filed purported stockholder class action lawsuits, is without merit.

         As further reported in the Proxy Supplement to the August Proxy Statement, the plaintiffs and defendants agreed in the first three purported class actions to enter into a memorandum of understanding ("MOU"), evidencing the parties' agreement on the material terms of a settlement of the litigation. SDI and its counsel are continuing in discussions with counsel for the plaintiffs in all of these actions and it is possible that the actions will still be settled. Whether or not a settlement is reached, SDI will proceed with the meeting of Stockholders on December 10, 1998 and, if approved, close the transaction soon thereafter. SDI will vigorously defend the actions if they are not settled. Any settlement will be subject to approval by the Delaware Court of Chancery.

RECENT DEVELOPMENTS

         SDI recently announced preliminary unaudited results for the fiscal year and fourth quarter ended October 31, 1998. For the fiscal year, net sales are expected to be approximately $170.5 million, a 21.4% increase over fiscal year 1997. For the fourth quarter, net sales are expected to be approximately $41.3 million, a decrease of 4.4% from the fourth quarter of fiscal year 1997, while earnings before interest, taxes, depreciation and amortization are expected to be greater than earnings before interest, taxes, depreciation and amortization generated in the fourth quarter of fiscal year 1997. Results for the Automotive Products Division for the fourth quarter of fiscal year 1998 were adversely affected by the 54-day United Auto Workers strike at General Motors and continued weakness in the Asian market, resulting in reduced purchases by certain customers. Results for the Aerospace Division increased over the prior year due primarily to sales of a proprietary bomb ejector product and increased demand for products used in commercial satellite launch vehicles.

PROXY

                          SPECIAL DEVICES, INCORPORATED

               Proxy Solicited on Behalf of the Board of Directors

The undersigned, revoking all previous proxies, hereby appoints Thomas F. Treinen, John M. Cuthbert and John T. Vinke (the "Proxies"), or any of them acting individually, as the proxy of the undersigned, with full power of substitution, to vote, as indicated below and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Special Meeting of Special Devices, Incorporated ("SDI") to be held at SDI's offices located at 16830 West Placerita Canyon Road, Newhall, California 91321, on December 10, 1998 at 10:00 a.m., local time and at any postponement or adjournment thereof.


Please date and sign your Proxy on the reverse side and return it promptly.


                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)


--------------------------------------------------------------------------------

                           -- FOLD AND DETACH HERE --

1. To approve and adopt an amendment to the Agreement and Plan of Merger, dated as of June 19, 1998 and amended and restated as of August 17, 1998 (the "August Merger Agreement"), by and between SDI and SDI Acquisition Corp. ("Acquisition"), pursuant to Amendment No. 1 ("Amendment No. 1), dated as of October 27, 1998 (the August Merger Agreement, as amended by Amendment No. 1, the "Amended Merger Agreement"), and the merger of Acquisition into SDI as provided for in the Amended Merger Agreement.

[ ] For                      [ ] Against                         [ ] Abstain

2. In accordance with their best judgment, the Proxies are authorized to transact and vote upon such other business as may properly come before the Special Meeting and any postponement or adjournment thereof.


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED "FOR" THE APPROVAL OF AMENDMENT NO. 1 AND THE MERGER DESCRIBED ON THE REVERSE SIDE HEREOF. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING AND PROXY STATEMENT.



Signature(s)                                               Date:
            ----------------------------------------------      ----------------

NOTE: PLEASE SIGN THIS PROXY EXACTLY AS NAME(S) APPEAR ON YOUR STOCK CERTIFICATE. WHEN SIGNING AS ATTORNEY-IN-FACT, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE ADD YOUR TITLE AS SUCH, AND IF SIGNER IS A CORPORATION, PLEASE SIGN WITH FULL CORPORATE NAME BY A DULY AUTHORIZED OFFICER OR OFFICERS AND AFFIX THE CORPORATE SEAL. WHERE STOCK IS ISSUED IN THE NAME OF TWO (2) OR MORE PERSONS, ALL SUCH PERSONS SHOULD SIGN.


--------------------------------------------------------------------------------
                           -- FOLD AND DETACH HERE --